Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	September 25, 2007

H.B. Fuller Reports Strong Third Quarter Results,

Company Raises Annual Earnings Expectations

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the third quarter that ended September 1, 2007.

Third Quarter 2007 Highlights Included:

•	21 Percent Year-Over-Year Growth in Diluted Earnings Per Share From Continuing Operations

•	100 Basis Point Expansion Year-Over-Year in Gross Margin to 29.5 Percent

•	190 Basis Point Expansion Year-Over-Year in Operating Profit Margin to 10.7 Percent

•	Repurchase of $25 Million in Stock Under the Previously Announced Buy-Back Program

•	2007 Diluted Earnings Per Share From Continuing Operations Now Expected to be $1.75 to $1.78

Net Income and Diluted Earnings Per Share from Continuing Operations:

Third quarter net income from continuing operations increased 23 percent to $28.4 million from $23.1 million in the third quarter of last year. Correspondingly, diluted earnings per share from continuing operations increased to $0.46 per share from $0.38 per share.

“We are very pleased with our strong performance in the third quarter, particularly in light of the further deterioration in the economy,” said Michele Volpi, president and chief executive officer. “Price and mix, together with disciplined cost controls, continue to be the key drivers of profitability growth.”

Net Revenue:

Net revenue for this year’s third quarter was $367.9 million, down 1.1 percent versus the third quarter of 2006. The impact of acquisitions and foreign currency translation, favorably contributed 1.0 and 2.2 percentage points, respectively, to net revenue growth. Average selling prices continued to increase year-over-year and volume declines eased sequentially. Pricing positively impacted net revenue growth by 2.2 percentage points and volume adversely impacted net revenue growth by 6.5 percentage points.

Fiscal Year 2007 Expectations:

Due to the continued improvement in the operating performance of the business, the Company now expects diluted earnings per share from continuing operations to be $0.50 to $0.53 for the fourth quarter and $1.75 to $1.78 for the full year. Previously, the Company expected diluted earnings per share to be at the high end of the range of $1.65 to $1.75 for the full year. The Company now expects fiscal year 2007 capital expenditures to be $20 to $25 million, down from a previous expectation of $20 to $30 million. Additionally, the Company reiterates its previous fiscal year 2007 guidance for depreciation expense to be $35 to $40 million, amortization expense to be $14 to $15 million, and an effective tax rate of 29 percent.

“We are proud of the ability of our associates to execute on the controllable items,” Volpi said. “The momentum we have created in the first three quarters of the year makes us cautiously optimistic for the future, in spite of the weak economy. We believe we have the right strategy in place to further accelerate the transformation of the Company and that gives us the confidence to raise earnings expectations for the year.”

Conference Call:

The Company will host an investor conference call to discuss third quarter 2007 results on Wednesday, September 26, 2007 at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying synchronized presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding operating income does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments. The non-GAAP information provided above may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the table provided below.

$ Thousands	13 Weeks Ended September 1, 2007 (unaudited)	13 Weeks Ended September 2, 2006 (unaudited)
Reconciliation for Operating Income and Margin:
Income before taxes, minority interests, and income from equity investments	37,453	28,660
Plus: Interest expense	2,868	4,575
Less: Other income, net	942	401
Less: Gains/(losses) from sales of assets	4	(14)

Operating income	39,375	32,848

Operating income	39,375	32,848
Divided by: Net Revenue	367,891	371,943
Operating margin	10.7%	8.8%
Change in Operating Margin Year-Over-Year	+190 bps

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 6, 2007 and July 6, 2007 and 10-K filing of February 15, 2007. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended September 1, 2007	13 Weeks Ended September 2, 2006
Net revenue	$367,891	$371,943
Cost of sales	(259,288)	(266,115)

Gross profit	108,603	105,828

Selling, general and administrative expenses	(69,228)	(72,980)
Gains (losses) from sales of assets	4	(14)
Other income, net	942	401
Interest expense	(2,868)	(4,575)

Income before income taxes, minority interests and income from equity investments	37,453	28,660

Income taxes	(10,645)	(6,923)

Minority interests in (income) loss of subsidiaries	121	(259)

Income from equity investments	1,437	1,626

Income from continuing operations	28,366	23,104
Income from discontinued operations	—	1,094

Net Income	$28,366	$24,198

Basic income per common share:
Continuing operations	$0.47	$0.39
Discontinued operations	—	0.02

Net income	$0.47	$0.41

Diluted income per common share:
Continuing operations	$0.46	$0.38
Discontinued operations	—	0.02

Net income	$0.46	$0.40

Weighted-average common shares outstanding:
Basic	60,370	59,157
Diluted	61,357	60,281

Dividends declared per common share	$0.06450	$0.06250

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	September 1, 2007	December 2, 2006	September 2, 2006
Cash & cash equivalents	$219,175	$255,362	$123,533
Inventory	136,567	128,623	143,841
Trade accounts receivable, net	214,887	238,155	222,471
Trade accounts payable	154,754	172,772	157,796
Total assets	1,389,530	1,478,471	1,392,493
Total debt	171,928	258,746	287,880

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	39 Weeks Ended September 1, 2007	39 Weeks Ended September 2, 2006
Net revenue	$1,093,161	$1,076,760
Cost of sales	(774,121)	(769,326)

Gross profit	319,040	307,434

Selling, general and administrative expenses	(213,791)	(222,526)
Gains from sales of assets	107	831
Other income, net	3,599	390
Interest expense	(9,657)	(12,285)

Income before income taxes, minority interests and income from equity investments	99,298	73,844

Income taxes	(28,580)	(20,342)

Minority interests in (income) loss of subsidiaries	10	(993)

Income from equity investments	5,725	3,745

Income from continuing operations	76,453	56,254
Income from discontinued operations	—	2,755

Net Income	$76,453	$59,009

Basic income per common share:
Continuing operations	$1.27	$0.96
Discontinued operations	—	0.05

Net income	$1.27	$1.01

Diluted income per common share:
Continuing operations	$1.25	$0.94
Discontinued operations	—	0.05

Net income	$1.25	$0.99

Weighted-average common shares outstanding:
Basic	60,232	58,643
Diluted	61,345	59,876

Dividends declared per common share	$0.19150	$0.18625

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended September 1, 2007	13 Weeks Ended September 2, 2006
Net Revenue:
North America	$187,856	$200,517
Europe	100,111	94,315
Latin America	50,917	52,453
Asia Pacific	29,007	24,658

Total H.B. Fuller	367,891	371,943

Operating Income[1]:
North America	$24,615	$23,334
Europe	9,713	5,533
Latin America	3,165	2,700
Asia Pacific	1,882	1,281

Total H.B. Fuller	39,375	32,848

1.	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments